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                                                                   Exhibit 99.10

LETTER TO PROSPECTS
METROPOLITAN FINANCIAL CORP. LOGO

Dear Friend:

I am pleased to offer you an investment opportunity. We are raising capital through an offering of additional shares of our common stock. Enclosed are an Order Form and other materials relating to the Rights Offering and concurrent Public Offering being conducted by Metropolitan Financial Corp. Before making an investment decision, please review the enclosed Prospectus, which describes Metropolitan Financial Corp. and the Offerings. You will find answers to some questions you may have about the Offerings, beginning on page____ of the Prospectus.

The Rights Offering is directed to our existing shareholders and the concurrent Public Offering is directed to the general public. THE PUBLIC OFFERING IS EXPECTED TO EXPIRE AT 5:00 P.M. EASTERN TIME ON _______, 2002. The price per share, $___, applies to both the Rights Offering and the Public Offering. No commission will be charged for the purchase of shares in the Offerings. If you wish to participate in the Public Offering, complete, execute and submit the Order Form, along with full payment for shares ordered. You may use the enclosed return envelope, overnight delivery or registered mail. Please be sure your payment is received prior to 5:00 p.m. Eastern Time on ____, 2002.

If you have questions about Metropolitan Financial Corp., the Public Offering or completing your Order Form, contact our Subscription Agent or Information Agent at the telephone numbers indicated in both the Prospectus and the Order Form.

                             Sincerely,


                             Robert M. Kaye
                             Chairman of the Board and Chief Executive Officer

THIS LETTER IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.